Exhibit 21

Horace Mann Educators Corporation

Insurance Subsidiaries, Other Significant Subsidiaries and

Their Respective States of Incorporation or Organization

December 31, 2004

Insurance Subsidiaries:

Allegiance Life Insurance Company - Illinois

Educators Life Insurance Company of America - Arizona

Horace Mann Insurance Company - Illinois

Horace Mann Life Insurance Company - Illinois

Horace Mann Lloyds - Texas

Horace Mann Property & Casualty Insurance Company - California

Teachers Insurance Company - Illinois

Other Significant Subsidiaries:

Horace Mann General Agency - Texas

Horace Mann Investors, Inc. - Maryland

Horace Mann Service Corporation - Illinois